Exhibit 99-2




                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended                                    December 31, 1995

[   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from                                           to
Commission file number


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                               FOR UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           CENTRAL MAINE POWER COMPANY
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                    Central Maine Power Company

                                                       Form 11-K - Year 1995

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees




                              REQUIRED INFORMATION



The following financial statements shall be furnished for the plan:

(a)     Financial Statements                                       Page No.

        Reports of Independent Public Accountants                  F-1, F-2

        Statements of Financial Condition                             F-3

        Statements of Income and Changes in
        Participants' Equity                                          F-4

        Notes to Financial Statements                          F-5 through F-28

        Supplemental Schedules:
          I   -  Item 27a Schedule of Assets Held for
                 Investment Purposes at December 31, 1995       S-1 through S-4
         II   -  Allocation of Plan Income and Changes in
                 Plan Equity to Investment Programs             S-5 through S-6
        III   -  Item 27d Schedule of Reportable Transactions
                 for the Year Ended December 31, 1995                 S-7

(b)     Exhibits

        Consents of Independent Public
        Accountants                                              E-1 through E-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Central Maine Power Company:

We have audited the accompanying statements of financial condition of the CENTRAL MAINE POWER COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR UNION EMPLOYEES as of December 31, 1995 and 1994, and the related statements of income and changes in participants equity for the years then ended. These financial statements are the responsibility of the Plan's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees as of December 31, 1995 and 1994, and its income and changes in participants' equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes at December 31, 1995 and reportable transactions for the year ended December 31, 1995 are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by The Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                                                 COOPERS & LYBRAND L.L.P.

Portland, Maine
June 14, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Central Maine Power Company:

We have audited the accompanying statements of financial condition of the CENTRAL MAINE POWER COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR UNION EMPLOYEES as of December 31, 1993, and the related statements of income and changes in participants' equity for the year then ended. These financial statements and the supplemental schedules listed in the accompanying index are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees as of December 31, 1993, and its income and changes in participants' equity the year ended December 31, 1993, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by The Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.





                                                 Arthur Andersen LLP

Boston, Massachusetts
June 3, 1994

                                                    Central Maine Power Company

                                                       Form 11-K - Year 1995

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                        Statements of Financial Condition
                                  (See Note 4)

                                                             As of December 31,
Assets                                                  1995           1994

Investments at market value (cost $20,558,687
and $19,905,988 respectively) (Notes 1 and 2)
(Schedule I)                                           $22,132,368   $18,962,758

Company dividends receivable                                91,942        89,792

Other receivables                                           92,602       102,148

Participant loans receivable (Note 1)                    1,122,924     1,098,470

                                                       $23,439,836   $20,253,168

Liabilities and Participants' Equity

Security purchase payable                            $      85,419 $      29,134

Insurance contract reserve (Note 2)                         83,465       100,000

Participants' equity (Notes 1 and 5) (Schedule III)     23,270,952    20,124,034

                                                       $23,439,836   $20,253,168

The accompanying notes are an integral part of these financial statements.

                                                                         Central Maine Power Company
                                                                                Form 11-K - Year 1995

                                             Central Maine Power Company
                                        Employee Savings and Investment Plan

                                                 For Union Employees

                              Statements of Income and Changes in Participants' Equity
                                For the Years Ended December 31, 1995, 1994 and 1993
                                            (See Note 5 and Schedule II)

                                                  1995                      1994                      1993

Balance at beginning of year                   $20,124,034                $17,921,527               $16,499,918
Investment income:
   Dividends on Company Stock                      372,634                    347,363                   419,514
   Interest                                        781,553                    597,006                   741,582
   Interest on loans                               119,309                     82,388                    40,040
   Investment appreciation/
   (depreciation) (Note 2)                       1,814,072                   (416,352)               (2,259,137)
         Net investment income                   3,087,568                    610,405                (1,058,001)

Contributions:
   Participants                                  1,723,713                  1,818,148                 1,981,191
   Company                                         618,176                    685,783                   709,377
                                                 2,341,889                  2,503,931                 2,690,568

Transfers (to) from other plans
(Note 1)                                            88,237                   (281,755)                   10,598

Less: Withdrawals and
          distributions
             Cash                                2,387,311                    630,074                   121,556

Insurance contract reserve
(Note 2)                                            16,535                      -                      (100,000)

Balance at end of year                         $23,270,952                $20,124,034               $17,921,527

The accompanying notes are an integral part of these financial statements.

                                                   Central Maine Power Company

                                                       Form 11-K - Year 1995

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                          Notes to Financial Statements
                                December 31, 1995

1. Description of the Plan

The Central Maine Power Company Employee Savings and Investment Plan for Union Employees ("the Plan" or "the Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on November 15, 1984 and became effective January 1, 1985. Certain pertinent features of the Plan, as amended, are discussed below.

a. Eligibility of Participants

Each employee of the Company who is in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

b. Elective Contributions by Participants

Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

c. Matching Contributions by the Company

The Company contributes to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1995, 1994 and 1993, these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $9,200, $9,200 and $9,000, respectively. The Company's matching contribution may be made from time to time during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

d. Investment Options

All contributions made under the Plan are commingled in a common/collective trust that also contains the assets of one other employee savings and investment plan of the Company and its affiliated companies. As of December 31, 1995 the contributions were invested by the Trustee, Fidelity Management Trust Company, based upon

d. Investment Options (continued)

participant election in one or more of ten Funds. Contributions to all Funds may be invested temporarily in short-term investments prior to purchase of primary Fund securities.

The Funds consist of:

Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

Equity Fund - The Fidelity U. S. Equity Index Fund comprised of common stock, which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the current year. The fund presents a possible approach for investing in a diversified portfolio of common stocks.

Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. This fund is being phased-out and will no longer accept contributions as of March, 1996.

Central Maine Power Company Stock Fund - A fund comprised of the common shares of the Company.

Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation.

Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets.

d. Investment Options (continued)

Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds, and short-term instruments. However, it may invest in many types of domestic and foreign securities.

Fidelity Intermediate Bond Fund - A fund that seeks high current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality.

Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 10%. Participants may change the investment of their future contributions (in multiples of 10% of such contributions) or transfer a portion from one Fund to another. Changes and transfers can be made at any time.

All Company contributions are initially invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund.

Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.

The number of participants in each Fund at December 31, 1995 and 1994 was as follows:

                                                   Number of Participants
                       Fund Type                   1995              1994

       Retirement Government Money Market           207               230
       Fidelity Balanced Fund                       394               439
       Fidelity Magellan Fund                       580               587
       Equity Fund                                  517               526
       Fixed Income Contract Portfolio              770               770
       Asset Manager Income Fund                     18                 1
       Asset Manager Fund                            32                 2
       Asset Manager Growth Fund                     64                 6
       Fidelity Intermediate Bond Fund               14                -
       Central Maine Power Company Stock Fund       824               931

d. Investment Options (continued)

The total number of participants in the Plan was 1,039 and 977 at December 31, 1995 and 1994, respectively. The aggregate participation in the ten Funds is greater than the number of employees participating because employees have the option of investing in one or more Funds.

e. Vesting

Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon. Participants are 100% vested in their account balances.

f. Withdrawals and Distributions

Withdrawals may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% of their account.

Distributions made from the Funds occur as a result of termination of employment, death, retirement or permanent disability no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

g. Loans

Participants may borrow amounts in the aggregate of not more than 50% of their account balance, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. The maximum term of the loans is generally five years. Loans outstanding as of December 31, 1995 and 1994 amounted to $1,122,924 and $1,098,470, respectively.

2. Summary of Significant Accounting Policies

a. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income, contributions and distribution during the reporting period. Actual results could differ from those estimates.

b. Investment Valuation

Investments other than fixed income contracts with insurance companies are stated at market value. Fixed income contracts are stated at contract value which is cost plus interest at the stated rate.

At December 31, 1995 Fidelity held a fixed income contract with Executive Life Insurance Company (Executive Life) with a contract value of approximately $285,000. The Union Plan holds approximately $83,000 of the Executive Life contract.

On April 11, 1991 the State of California insurance regulators placed Executive Life under conservatorship. The regulators stated Executive Life would continue to pay monthly annuities, but placed a moratorium on policy surrenders and loans. The Conservation Court of California approved the sale of Executive Life to an investor group - Altus Finance (Altus) and Mutuelle Assurance Artisanale de France (Mutuelle). Under this rehabilitation agreement, Altus agreed to pay $3.25 billion for the Executive Life high risk bonds while Mutuelle agreed to infuse $300 million in capital.

Together, the agreement formed a new company, Aurora National Life Assurance Company.

This rehabilitation plan was appealed on several points to the California Court of Appeal and subsequently remanded to the Superior Court to be corrected. On August 13, 1993, the Los Angeles Superior Court approved a modified rehabilitation/liquidation plan for Executive Life. The modified plan became effective September 3, 1993. Under the terms of the modified rehabilitation plan, contract holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life.

b. Investment Valuation (continued)

Both options meant some loss of original investment to participants, and both were clouded by continuing litigation and complicated by a variety of "holdback" amounts. Under opt-in, participants would receive an initial restructured value of 77% with some potential to realize 86%. Under opt-out, participants would receive an initial restructured value of 56% (assuming favorable resolution of pending litigation) with some potential for eventually realizing a total of 84%. The Company retained Townshend & Schupp, an insurance research and consulting firm, to assist in analyzing the potential value of the options. After review of all the relevant facts and the advice of Townshend & Schupp the Company selected the opt-out approach.

During 1993, the Plan recorded a reserve of $100,000 reflecting a reduction in the value of the Executive Life contract to the 84% level associated with their opt-out selection. As discussed further below, the Company and other parties continue to pursue alternatives in order to protect and enhance the ultimate recovery levels of the Executive Life Contract.

A number of uncertainties regarding the final settlement of Executive Life issues existed during 1994 and into the first quarter of 1995, including pending litigation and the impact of carrying out the remaining steps of the modified rehabilitation plan. Three subsequent legal challenges existed: one to the general modified rehabilitation plan, one to the transfer of Executive Life's high-yield bonds to its successor, and another to the priority system for dealing with Executive Life contract holders' claims. After the California Court of Appeals issued a decision in February 1995 asserting the priority status of Executive Life contracts held in pension Guaranteed Insurance Contracts and the period for further appeals expired in August 1995, settlement agreements were signed by claimants in late August. The stipulation provided for release of the holdback funds in the fall of 1995 to contract holders who "opted out," with subsequent distributions from the remainder of the trust as assets are liquidated.

On October 26, 1995 the Plan received a distribution of $1.9 million or 88% of the original frozen assets. Further distributions are expected as conditions for liquidating assets improve. Over the next several years, full recovery of the original investment is expected. However, the Plan continues to record a reserve for the remaining outstanding value of the contract.

In October 1995, Fidelity Management Trust Company was named successor trustee for the Executive Life contract formerly held in trust by State Street Bank. As successor trustee, Fidelity assumed responsibility for the October 1995 distribution, as well as all

b. Investment Valuation (continued)

future distributions, to individual participant accounts. The March 1995 agreement between State Street Bank and the Company remains unchanged. As previously reported, the Company and its affiliates filed suit against State Street Bank in June 1994, seeking damages for losses arising out of the Bank's purchase and management of the Executive Life contract. The parties agreed to dismiss the suit under an agreement whose terms remain confidential. It is expected that along with resolution of the rehabilitation proceedings, this settlement may result in full recovery of the original Executive Life contract.

Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed, but the shares associated with the remaining Executive Life contract continue to be temporarily frozen.

At December 31, 1995, Fidelity held a fixed income contract with Confederation Life Insurance Company (Confederation Life) with a contract value of approximately $3.3 million. The Union Plan holds approximately $1 million of the Confederation Life contract.

On August 11, 1994, Canada's Office of the Superintendent of Financial Institutions took over the Confederation Life Insurance Company. On August 12, 1994, the State of Michigan (Confederation Life's port of entry) filed suit to seize the Confederation Life's assets.

In response to these regulatory actions, the Association of Confederation Life contractors (ACLIC) was formed. The ACLIC membership includes persons that hold or have an interest in Guaranteed Investment Contracts issued by Confederation Life. Fidelity is actively participating in the ACLIC to represent and protect the interests of the Company.

There is no way to predict at this time the outcome of the Confederation Life situation. The Deputy Rehabilitator appointed by the Michigan Department of Insurance has indicated that he expects the full August 1994 account balances to be recovered. As of April 1996, ACLIC's analysis of a draft plan of reorganization estimates that total recoveries may be in the range of 101-112% for United States policyholders. The key variables in the analysis are: 1) the United States trust's recovery of Canadian notes; 2) a Canadian equalizing payment to bring United States recoveries to a similar level; and 3) the method for determining asset allocation among blocks of business. A final rehabilitation plan should be filed with the Commissioner in the spring of 1996. There is a reasonable expectation the plan could be confirmed during 1997, with initial payouts

b. Investment Valuation (continued)

from liquid assets the same year. Approximately 85-95% of the 8/11/94 contract values are deemed very liquid, and the remaining contingent claims would be held in a liquidating trust.

In November 1995, Confederation Life in Rehabilitation offered contract holders the option of receiving .75% of frozen values each year, pending outcome of the rehabilitation plan.

The Non-union Plan received a 1.5% payout in March 1996, .75% each for 1994 and 1995. Payments were distributed to participants' accounts according to their current investment elections.

The Company has notified Fidelity, and Fidelity has acknowledged, its fiduciary obligations regarding its purchase of the Confederation Life contract. In addition, the Company, as of the close of business on August 16, 1994, segregated approximately $3 million of the Plan's Fixed Income Fund for the common/collective trust and placed hold on all transactions with regard to that amount. This action was taken to ensure that all Plan participants invested in the Fixed Income Fund at the time of seizure by Canadian and Michigan authorities are treated equally.

c. Investment Appreciation/Depreciation

Investments are stated at fair value as determined based upon quoted market prices. The plan presents in the statement of changes in net assets the investment appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Realized and unrealized appreciation/(depreciation) of Plan assets are based on the value of the assets at the beginning of the Plan year or at the time of purchase during the year. The following table depicts this Employee Retirement Income Security Act of 1974 method for funds which generate such appreciation/(depreciation).

c. Investment Appreciation/(Depreciation) (continued)


                                                      Fidelity         Fidelity
                                                      Balanced         Magellan        Equity              Sub
                                                        Fund              Fund          Fund              Total

Market value at December 31, 1992                    $  324,649       $   787,047     $1,588,025        $2,699,721

Current value of sales during 1993                      (72,245)         (291,105)      (368,703)         (732,053)

Cost of purchases during 1993                           620,466         1,380,938        601,719         2,603,123

Unrealized appreciation/(depreciation)                   15,046            71,644         80,268           166,958

Market value at December 31, 1993                       887,916         1,948,524      1,901,309         4,737,749

Current value of sales during 1994                     (116,998)         (253,081)      (206,042)         (576,121)

Cost of purchases during 1994                           449,775         1,078,391        534,880         2,063,046

Unrealized appreciation/(depreciation)                  (81,173)         (125,068)       (40,484)         (246,725)

Market value at December 31, 1994                     1,139,520         2,648,766      2,189,663         5,977,949

Current value of sales during 1995                     (327,056)         (592,597)      (448,480)       (1,368,133)

Cost of purchases during 1995                           562,453         1,989,487        887,132         3,439,072

Unrealized appreciation/(depreciation)                  104,055           665,200        679,574         1,448,829

Market value at December 31, 1995                    $1,478,972        $4,710,856     $3,307,889        $9,497,717




2. Summary of Significant Accounting Policies (continued)

c. Investment Appreciation/(Depreciation) (continued)

                                                                        Asset
                                                    Company            Manager            Asset
                                                     Stock             Income            Manager          Sub
                                                     Fund               Fund              Fund           Total

Market value at December 31, 1992                   $6,145,856     $     -         $      -             $6,145,856

Current value of sales during 1993                  (1,079,865)          -                -             (1,079,865)

Cost of purchases during 1993                        2,068,415           -                -              2,068,415

Unrealized appreciation/(depreciation)              (2,449,434)           -                -            (2,449,434)

Market value at December 31, 1993                    4,684,972            -                -             4,684,972

Current value of sales during 1994                    (528,077)           -                -              (528,077)

Cost of purchases during 1994                        1,360,546            16,920            7,288        1,384,754

Unrealized appreciation/(depreciation)                (121,054)               48              (58)        (121,064)

Market value at December 31, 1994                    5,396,387            16,968            7,230        5,420,585

Current value of sales during 1995                  (2,588,503)          (22,384)         (28,600)      (2,639,487)

Cost of purchases during 1995                        2,958,731            90,757          129,053        3,178,541

Unrealized appreciation/(depreciation)                 165,555             3,457            7,007          176,019

Market value at December 31, 1995                   $5,932,170           $88,798         $114,690       $6,135,658


2. Summary of Significant Accounting Policies (continued)

c. Investment Appreciation/(Depreciation) (continued)

                                                                Asset            Fidelity
                                                               Manager         Intermediate
                                                               Growth              Bond
                                                                Fund               Fund              Total

Market value at December 31, 1992                         $      -          $     -               $ 8,845,577

Current value of sales during 1993                               -                -                (1,811,918)

Cost of purchases during 1993                                    -                -                 4,671,538

Unrealized appreciation/(depreciation)                            -               -                (2,282,476)

Market value at December 31, 1993                                 -               -                 9,422,721

Current value of sales during 1994                                (1,035)         -                (1,105,233)

Cost of purchases during 1994                                     19,356          -                 3,467,156

Unrealized appreciation/(depreciation)                              (463)         -                  (368,252)

Market value at December 31, 1994                                 17,858          -                11,416,392

Current value of sales during 1995                               (16,110)          (2,726)         (4,026,456)

Cost of purchases during 1995                                    229,127           27,739           6,874,479

Unrealized appreciation/(depreciation)                            18,018              598           1,643,464

Market value at December 31, 1995                               $248,893          $25,611         $15,907,879

2. Summary of Significant Accounting Policies

c. Investment Appreciation/Depreciation (continued)

The market value of Central Maine Power Company stock was $12.50 at June 25, 1996 and $14.375 per share at December 31, 1995.

d. Expenses

All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.

3. Federal Income Taxes

The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Sections 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements.

Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

4. Allocation of Plan Assets and Liabilities to Investment Programs

                                                           As of December 31, 1995
                          Retirement
                          Government
                             Money              Fidelity             Fidelity
                            Market              Balanced             Magellan              Equity               Sub
       Assets              Portfolio              Fund*                Fund*                Fund*              Total

Investments at
market value (cost
$20,558,687)
(Notes 1 and 2)
(Schedule I)                $424,292            $1,478,972            $4,710,856           $3,307,889        $9,922,009

Company dividends
receivable                     -                   -                     -                   -                -

Other receivables              2,795                 7,231                15,555                7,804            33,385

Participant loans
receivable (Note 1)          -                    -                     -                    -                -

                            $427,087            $1,486,203            $4,726,411           $3,315,693        $9,955,394

  Liabilities and
   Participants'
     Equity

Security purchase
payable                    $                  $                     $                    $                 $

Insurance contract
reserve (Note 2)

Participants'
equity (Notes 1
and 5)                       427,087             1,486,203             4,726,411            3,315,693         9,955,394

                            $427,087            $1,486,203            $4,726,411           $3,315,693        $9,955,394

*Parties in interest to the plan.

4. Allocation of Plan Assets and Liabilities to Investment Programs (continued)

                                                                As of December 31, 1995
                                                 Central
                             Fixed                Maine                 Asset
                            Income                Power                Manager                   Asset
                           Contract               Company               Income                   Manager              Sub
       Assets              Portfolio            Stock Fund*              Fund*                    Fund*              Total

Investments at
market value
(Notes 1 and 2)
(Schedule I)              $5,800,197            $5,932,170               $88,798             $114,690           $11,935,855

Company dividends
receivable                    -                     91,942                -                    -                     91,942

Other receivables              8,695                48,749                   204                  546                58,194

Participant loans
receivable (Note 1)        1,122,924               -                      -                   -                   1,122,924

                          $6,931,816            $6,072,861               $89,002             $115,236           $13,208,915

  Liabilities and
   Participants'
     Equity

Security purchase
payable                   $                   $     85,419          $                   $                     $      85,419

Insurance contract
reserve (Note 2)              83,465                                                                                 83,465

Participants'
equity (Notes 1
and 5)                     6,848,351             5,987,442                89,002              115,236            13,040,031

                          $6,931,816            $6,072,861               $89,002             $115,236           $13,208,915


*Parties in interest to the plan.

4. Allocation of Plan A9ssets and Liabilities to Investment Programs (continued)

                                                                As of December 31, 1995
                                                   Asset              Fidelity
                                                  Manager           Intermediate
                                                  Growth                Bond
        Assets                                     Fund*                Fund*                Total

Investments at market value
(Notes 1 and 2) (Schedule I)                      $248,893               $25,611          $22,132,368

Company dividends receivable                                                                   91,942

Other receivables                                      902                   121`              92,602

Participant loans receivable (Note 1)                                                       1,122,924

                                                  $249,795               $25,732          $23,439,836

  Liabilities and Participants'
   Equity

Security purchase payable                    $                      $                   $      85,419

Insurance contract reserve (Note 2)                                                            83,465

Participants' equity (Notes 1 and 5)               249,795                25,732           23,270,952

                                                  $249,795               $25,732          $23,439,836


*Parties in interest to the plan.


4. Allocation of Plan Assets and Liabilities to Investment Programs (continued)

                                                                         As of December 31, 1994
                                      Retirement
                                      Government
                                         Money              Fidelity            Fidelity
                                        Market              Balanced             Magellan          EquitySub
             Assets                    Portfolio              Fund*               Fund*               Fund*           Total

Investments at market
value (cost $19,905,988)
(Notes 1 and 2)
(Schedule I)                            $375,216            $1,139,520          $2,648,766          $2,189,663       $6,353,165

Company dividends
receivable                               -                     -                   -                   -                -

Other receivables                          4,069                 9,275              20,003              11,117           44,464

Participant loans
receivable (Note 1)                      -                     -                   -                   -                -

                                        $379,285            $1,148,795          $2,668,769          $2,200,780       $6,397,629
      Liabilities and
      Participants' Equity

Security purchase payable         $       -           $        -          $        -          $        -       $        -

Insurance contract
reserve (Note 2)                          -                    -                   -                   -                -

Participants' equity
(Notes 1 and 5)                          379,285             1,148,795           2,668,769           2,200,780        6,397,629

                                        $379,285            $1,148,795          $2,668,769          $2,200,780       $6,397,629

*Parties in interest to the plan.



4.         Allocation of Plan Assets and Liabilities to Investment Programs (continued)

                                                                          As of December 31, 1994
                                                               Central
                                          Fixed                 Maine               Asset
                                         Income                 Power              Manager            Asset
                                        Contract               Company             Income            Manager           Sub
               Assets                   Portfolio            Stock Fund*            Fund*             Fund*           Total

Investments at market
value (Notes 1 and 2)
(Schedule I)                            $7,171,150            $5,396,387            $16,968          $7,230         $12,591,735

Company dividends
receivable                                  -                     89,792             -                -                  89,792

Other receivables                            20,864               36,820             -                -                  57,684

Participant loans
receivable (Note 1)                       1,098,470              -                   -                -               1,098,470

                                         $8,290,484           $5,522,999             $16,968          $7,230        $13,837,681
      Liabilities and
      Participants' Equity

Security purchase
payable                                 $        -        $      29,134             $    -            $   -       $      29,134

Insurance contract
reserve (Note 2)                            100,000              -                       -                -             100,000

Participants' equity
(Notes 1 and 5)                           8,190,484            5,493,865              16,968           7,230         13,708,547

                                         $8,290,484           $5,522,999             $16,968          $7,230        $13,837,681

*Parties in interest to the plan.

                                                    As of December 31, 1994
                                             Asset        Fidelity
                                            Manager     Intermediate
                                            Growth          Bond
               Assets                        Fund*          Fund*      Total

Investments at market value
(Notes 1 and 2) (Schedule I)                  $17,858    $    -      $18,962,758

Company dividends receivable                    -             -           89,792

Other receivables                               -             -          102,148

Participant loans receivable (Note 1)           -             -        1,098,470

                                              $17,858    $    -      $20,253,168

      Liabilities and Participants' Equity

Security purchase payable                    $  -        $    -    $      29,134

Insurance contract reserve (Note 2)             -             -          100,000

Participants' equity (Notes 1 and 5)           17,858         -       20,124,034

                                              $17,858    $    -      $20,253,168



*Parties in interest to the plan.

5. Allocation of Plan Income and Changes in Participants' Equity by Fund for the Year Ended December 31, 1995

                                       Retirement
                                       Government
                                          Money          Fidelity                         Fidelity
                                         Market          Balanced        Magellan          Equity            Sub
                                        Portfolio          Fund*           Fund*           Fund*            Total

Balance at beginning of year              $379,285       $1,148,795       $2,668,769      $2,200,780       $6,397,629

Investment income

   Dividends on Company Stock               -               -                -               -                -

   Dividends and Interest                   25,106           58,656          268,276          79,477          431,515

   Interest on loans                        -               -                -               -                -

   Investment appreciation/
   (depreciation) (Note 2)                 -                125,212          827,595         773,442        1,726,249

      Net investment income                 25,106          183,868        1,095,871         852,919        2,157,764

Contributions
   Participants                             98,822          232,185          532,431         289,218        1,152,656
   Company                                 -                -                -               -                -
                                            98,822          232,185          532,431         289,218        1,152,656
Transfer (to) from other
plans or funds                             137,844           61,304          680,639         216,940        1,096,727

Less:  Withdrawals and
distributions
   Cash                                    213,970          139,949          251,299         244,164          849,382

Insurance contract reserve
(Note 2)                                   -                -                -               -                -

Balance at end of year                    $427,087       $1,486,203       $4,726,411      $3,315,693       $9,955,394

*Parties in interest to the plan.

5. Allocation of Plan Income and Changes in Participants' Equity by Fund for the Year Ended December 31, 1995 (continued)

                                         Fixed              Central         Asset
                                        Income            Maine Power      Manager         Asset
                                       Contract             Company        Income         Manager           Sub
                                       Portfolio          Stock Fund*       Fund*          Fund*           Total

Balance at beginning of year            $8,190,484         $5,493,865       $16,968     $   7,230        $13,708,547

Investment income

   Dividends on Company Stock               -                 372,634       -             -                  372,634

   Dividends and Interest                  340,586             -              2,716         2,288            345,590

   Interest on loans                       119,309             -            -             -                  119,309

   Investment appreciation/
   (depreciation) (Note 2)                 -                   54,079         5,236         7,839             67,154

      Net investment income                459,895            426,713         7,952        10,127            904,687

Contributions
   Participants                            385,607            137,853         6,643        11,250            541,353
   Company                                 -                  618,176       -             -                  618,176
                                           385,607            756,029         6,643        11,250          1,159,529
Transfer (to) from
other plans or funds                    (1,201,783)          (190,618)       67,224       111,060         (1,214,117)

Less:  Withdrawals
and distributions
   Cash                                  1,002,387            498,547         9,785        24,431          1,535,150

Insurance contract reserve
(Note 2)                                    16,535           -              -             -                   16,535

Balance at end of year                  $6,848,351         $5,987,442       $89,002      $115,236        $13,040,031

*Parties in interest to the plan.

5.    Allocation of Plan Income and Changes in Participants' Equity by Fund for the Year Ended December 31, 1995 (continued)

                                                        Asset                Fidelity
                                                       Manager             Intermediate
                                                       Growth                  Bond
                                                        Fund*                  Fund*                Total

Balance at beginning of year                         $  17,858           $    -                   $20,124,034

Investment income

   Dividends on Company Stock                           -                     -                       372,634

   Dividends and Interest                                3,554                   894                  781,553

   Interest on loans                                    -                     -                       119,309

   Investment appreciation/(depreciation)               20,013                   656                1,814,072

      Net investment income                             23,567                 1,550                3,087,568

Contributions
   Participants                                         27,230                 2,474                1,723,713
   Company                                              -                     -                       618,176
                                                        27,230                 2,474                2,341,889
Transfer (to) from other plans or funds                183,919                21,708                   88,237

Less:  Withdrawals and distributions
   Cash                                                  2,779                -                     2,387,311

Insurance contract reserve (Note 2)                     -                     -                        16,535

Balance at end of year                                $249,795               $25,732              $23,270,952

*Parties in interest to the plan.

Comparable information for 1994 can be found on Page F-28 attached.


5. Allocation of Plan Income and Changes in Participants'Equity by Fund for the Year Ended December 31, 1994 (continued)

                                      Retirement
                                      Government        Fidelity         Fidelity
                                     Money Market       Balanced         Magellan         Equity            Sub
                                       Portfolio          Fund*            Fund*           Fund*           Total

Balance at beginning of year             $282,688      $  899,597        $1,971,072      $1,914,755       $5,068,112

Investment income

   Dividends on Company Stock              -               -                -                -               -

   Dividends and Interest                  12,347          31,349            85,092          64,006          192,794

   Interest on loans                       -               -                -                -               -

   Investment appreciation/
   depreciation (Note 2)                   -              (86,600)         (133,003)        (43,929)        (263,532)

      Net investment income                12,347         (55,251)          (47,911)         20,077          (70,738)

Contributions
   Participants                           105,216         241,262           527,777         286,904        1,161,159
   Company                                 -              -                 -               -                -
                                          105,216         241,262           527,777         286,904        1,161,159
Transfer (to) from other
plans or funds                               (882)         94,483           301,710          39,933          435,244

Less:  Withdrawals and
distributions
   Cash                                    20,084          31,296            83,879          60,889          196,148

Insurance contract reserve
(Note 2)                                   -              -                 -               -                -

Balance at end of year                   $379,285      $1,148,795        $2,668,769      $2,200,780       $6,397,629

*Parties in interest to the plan.

5. Allocation of Plan Income and Changes in Participants' Equity by Fund for the Year Ended December 31, 1994 (continued)

                                             Fixed          Central           Asset
                                            Income        Maine Power        Manager       Asset
                                           Contract         Company          Income       Manager           Sub
             Assets                        Portfolio      Stock Fund*         Fund*        Fund*           Total

Balance at beginning of year              $8,126,752        $4,726,663   $     -       $    -            $12,853,415

Investment income

   Dividends on Company Stock                 -                347,363         -            -                347,363

   Dividends and Interest                    403,928           -               -            -                403,928

   Interest on loans                          82,388           -               -            -                 82,388

   Investment appreciation/
   depreciation (Note 2)                     -                (152,317)          48          (58)           (152,327)

Net investment income                        486,316           195,046           48          (58)            681,352

Contributions
   Participants                              549,941           106,540          271           47             656,799
   Company                                   -                 685,783         -            -                685,783
                                             549,941           792,323          271           47           1,342,582
Transfer (to) from other
plans or funds                              (685,687)          (73,079)      16,649        7,241            (734,876)

Less:  Withdrawals and
distributions
   Cash                                      286,838           147,088        -            -                 433,926

Insurance contract reserve
(Note 2)                                     -                 -               -            -               -

Balance at end of year                    $8,190,484        $5,493,865      $16,968       $7,230         $13,708,547

*Parties in interest to the plan.

5. Allocation of Plan Income and Changes in Participants' Equity by Fund for the Year Ended December 31, 1994 (continued)

                                                                                 Fidelity
                                                         Asset Manager         Intermediate
                                                         Growth Fund             Bond Fund*            Total

Balance at beginning of year                            $   -                $     -                $17,921,527

Investment income

   Dividends on Company Stock                              -                       -                    347,363

   Dividends and Interest                                     284                  -                    597,006

   Interest on loans                                       -                       -                     82,388

   Investment appreciation/(depreciation)                    (493)                 -                   (416,352)

      Net investment income                                  (209)                 -                    610,405

Contributions
   Participants                                               190                                     1,818,148
   Company                                                 -                       -                    685,783
                                                              190                  -                  2,503,931
Transfer (to) from other plans or funds                    17,877                  -                   (281,755)

Less:  Withdrawals and distributions
   Cash                                                    -                       -                    630,074

Insurance contract reserve (Note 2)                        -                       -                   -

Balance at end of year                                    $17,858            $     -                $20,124,034

*Parties in interest to the plan.


Comparable information for 1993 can be found on Schedule II attached.

                                                                                       Central Maine Power Company
                                                                                             Form 11-K - Year 1995
                                                                                                     Schedule I
                                                                                                     Page 1 of 4
                                                         Central Maine Power Company
                                                    Employee Savings and Investment Plan

                                                           For Union Employees (B)

                                          Item 27a Schedule of Assets Held for Investment Purposes
                                                            At December 31, 1995

                                             Name of Issuer                                                    Market/Contract
           Fund                            and Title of Issue                Units (A)           Cost              Value

 Retirement Government Money Market Fund                                     1,987,170         $ 1,987,170        $ 1,987,170
 Fidelity Balanced Fund*                                                       381,771           4,957,222          5,161,539
 Fidelity Magellan Fund*                                                       175,034          13,043,512         15,049,441
 Equity Fund*                                                                  503,669           8,652,940         11,367,795
 Asset Manager Income Fund*                                                     34,091             381,163            395,458
 Asset Manager Fund*                                                            52,614             780,153            833,927
 Asset Manager Growth Fund*                                                     69,889             958,461          1,060,209
 Fidelity Intermediate Bond Fund*                                               17,032             172,984            177,302
 Fixed Income                  Sun Life Insurance of America                 1,057,600           1,057,600          1,057,600
                               (1994 Contracts).  Contract rate
                               7.50%.  Maturity date 12/31/98.
                               Pacific Mutual Life Insurance                   625,434             625,434            625,434
                               Company (1982 Contracts).
                               Contract rate 8.00%.
                               Principal Mutual (1990 Contracts).            1,098,689           1,098,689          1,098,689
                               Contract rate 8.94%.  Maturity
                               date 01/02/96.
                               State Mutual (1992 Contracts).                  864,886             864,886            864,886
                               Contract rate 5.80%.  Maturity
                               date 06/30/97.

*Parties in interest to the plan.


                                                                                        Central Maine Power Company
                                                                                               Form 11-K - Year 1995
                                                                                                   Schedule I
                                                                                                   Page 2 of 4
                                                                        Central Maine Power Company
                                                                   Employee Savings and Investment Plan

                                                                          For Union Employees (B)

                                                                                Investments
                                                                                       Balance at December 31, 1995
           Fund                         Name of Issuer                                                     Market/Contract
                                      and Title of Issue                      Units (A)         Cost             Value
Fixed Income
(continued)               Lincoln National (1992 Contracts).                  1,202,087        1,202,087       1,202,087
                          Contract rate 5.94%.  Maturity
                          date 08/01/97.
                          New York Life Insurance                               875,496          875,496         875,496
                          Company (1991 Contracts).
                          Contract rate 8.90%.  Maturity date
                          01/02/96.
                          Life of Virginia (1993 Contracts).                  2,046,569        2,046,569       2,046,569
                          Contract rate 6.50%.  Maturity date
                          6/30/97.
                          Peoples Security Life (1993 .                       1,542,188        1,542,188       1,542,188
                          Contracts).  Contract rate 5.41%.
                          Maturity date 01/02/96
                          Peoples Security Life (1995                         3,263,224        3,263,224       3,263,224
                          Contracts) Contract rate 4.92%
                          Maturity date 04/01/96.
                          Confederation Life Insurance                        3,251,420        3,251,420       3,251,420
                          Company (1993 Contracts) (See
                          Note 2 to Financial Statements)
                          Executive Life Insurance Company                      284,898          284,898         284,898
                          (1989 Contract) (See Note 2 to
                          Financial Statements)
                          Fidelity-Short-term Investment                        977,412          977,412         977,412
                          Fund (at par value)*.  Contract rate
                          5.68%.
                            Total Fixed                                                       17,089,903      17,089,903
                            Income Fund


 *Parties in interest to the plan.

                                                                                         Central Maine Power Company
                                                                                                 Form 11-K - Year 1995
                                                                                                          Schedule I
                                                                                                          Page 3 of 4
                                                                        Central Maine Power Company
                                                                   Employee Savings and Investment Plan

                                                                          For Union Employees (B)

                                                                                Investments

                                                                                       Balance at December 31, 1995
                                            Name of Issuer                                                     Market/Contract
             Fund                         and Title of Issue                      Units (A)        Cost             Value
 Central Maine Power Company Stock
                                Central Maine Power Company                        1,117,005      16,162,918       16,056,947
                                Stock*                                                Shares

                                Fidelity U. S. Government Reserve                    329,043         329,043          329,043
                                Pool (at par value)*
                                   Total CMP Stock Fund                                           16,491,961       16,385,990

                                   Total Investments Funds                                        64,515,469       69,508,734
                                      All
                               Participants Loans Receivable                                       2,740,260        2,740,260
                               Grand Total                                                       $67,255,729      $72,248,994



*Parties in interest to the plan.

                                                    Central Maine Power Company
                                                        Form 11-K - Year 1995

                                                              Schedule I
                                                              Page 4 of 4


                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                        Notes to Schedule I - Investments

(A)"Units," except for shares of Company stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

(B)The investments of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees are commingled in a common/collective trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                              Market/Contract
                                                            Cost        Value

    Retirement Government Money Market Portfolio       $   424,292  $   424,292


    Fidelity Balanced Fund*                              1,422,388    1,478,972


    Fidelity Magellan Fund*                              4,078,201    4,710,856


    Equity Fund*                                         2,533,424    3,307,889


    Fixed Income                                         5,800,197    5,800,197


    Central Maine Power Company Stock*                   5,851,412    5,932,170


    Asset Manager Income Fund*                              85,400       88,798


    Asset Manager Fund*                                    107,548      114,690


    Asset Manager Growth Fund*                             230,768      248,893


    Fidelity Intermediate Bond Fund*                        25,057       25,611


                                                       $20,558,687  $22,132,368

          *Parties in interest to the plan.

                                                                                        Central Maine Power Company
                                                                                               Form 11-K - Year 1995

                                                                                                     Schedule II
                                                                                                     Page 1 of 2
                                                         Central Maine Power Company
                                                    Employee Savings and Investment Plan

                                                             For Union Employees

                                           Allocation of Plan Income and Changes in Participants'
                                             Equity by Fund for the Year Ended December 31, 1993

                                      Retirement           Fidelity                            Fidelity
                                   Government Money        Balanced          Magellan           Equity             Sub
                                   Market Portfolio          Fund*             Fund*             Fund*            Total
Balance at beginning of year             $129,732            $335,326      $   806,307         $1,600,089      $2,871,454

Investment income

   Dividends on Company Stock              -                   -               -                  -                -

   Dividends and Interest                   5,505              61,200          156,724             73,494         296,923

   Interest on loans                       -                   -               -                  -                -

   Net realized gain (loss) on
   disposition of investments              -                   11,341           31,960             12,440          55,741

   Unrealized appreciation
   (depreciation) of  invest-
   ments (Note 2)                          -                   15,046           71,644             80,268         166,958

      Net investment income                 5,505              87,587          260,328            166,202         519,622

Contributions
   Participants                           115,351             250,916          533,422            330,335       1,230,024
   Company                                 -                   -             -                  -                 -
                                          115,351             250,916          533,422            330,335       1,230,024
Transfer (to) from other
plans or funds                             32,495             228,069          373,530           (175,595)        458,499

Less:  Withdrawals and
distributions
   Cash                                       395               2,301            2,515              6,276          11,487
   Central Maine Power
   Company Stock (0 shares)               -                   -               -                  -                -

Insurance contract reserve (Note 2)       -                   -               -                  -                -

Balance at end of year                   $282,688            $899,597       $1,971,072         $1,914,755      $5,068,112

*Parties in interest to the plan.

                                                                                        Central Maine Power Company
                                                                                               Form 11-K - Year 1995

                                                                                                       Schedule II
                                                                                                       Page 2 of 2
                                                         Central Maine Power Company
                                                    Employee Savings and Investment Plan

                                                             For Union Employees

                                           Allocation of Plan Income and Changes in Participants'
                                             Equity by Fund for the Year Ended December 31, 1993

                                                                         Fixed               Central
                                                                        Income             Maine Power
                                                                       Contract              Company
                                                                       Portfolio           Stock Fund*              Total

Balance at beginning of year                                            $7,313,796          $ 6,314,668            $16,499,918

Investment income

   Dividends on  Company Stock                                              -                   419,514                419,514

   Dividends and  Interest                                                 444,659               -                     741,582

   Interest on loans                                                        40,040               -                      40,040

   Net realized gain  (loss) on disposition of investments                 -                    (32,402)                23,339

   Unrealized appreciation (depreciation) of
   investments (Note 2)                                                    -                 (2,449,434)            (2,282,476)

      Net investment income                                                484,699           (2,062,322)            (1,058,001)

Contributions
   Participants                                                            628,419              122,748              1,981,191
   Company                                                                -                     709,377                709,377
                                                                           628,419              832,125              2,690,568
Transfer (to) from other plans or funds                                   (177,159)            (270,742)                10,598

Less:  Withdrawals and distributions
   Cash                                                                     23,003               87,066                121,556
   Central Maine Power Company Stock (0 shares)                           -                      -                    -

Insurance contract reserve (Note 2)                                       (100,000)              -                    (100,000)

Balance at end of year                                                  $8,126,752           $4,726,663            $17,921,527

*Parties in interest to the plan.








                                                                                      Central Maine Power Company
                                                                                 Employee Savings and Investment Plan

                                                                                          For Union Employees

                                                                             Item 27d Schedule of Reportable Transactions
                                                                                 For the Year Ended December 31, 1995



                                     No. of                                           Current
                                     Trans.      Purchase      Trans.     Selling     Cost of    Value of       Net
Description of Asset                Purchased     Price        Matured     Price       Asset       Asset    Gain/(Loss)

Fidelity Magellan Fund*                   153   1,990,343          50     754,992     637,456     592,597     162,395

Equity Fund*                              119     887,920          46     542,348     458,991     448,480      93,868

Fixed Income Contract
Portfolio (Schedule I)                    144   1,534,168         122   2,326,638   2,326,638   2,326,638        --

Central Maine Power
Company Stock Fund:

               CMP Common Stock*          137   1,436,536          98   1,077,345   1,209,764   1,188,821    (111,476)

               Fidelity U.S.
               Government Reserve
               Pool*                      137   1,522,195          98   1,399,682   1,399,682   1,399,682        --

*Parties in interest to the plan.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 11-K, into the Company's previously filed registration Statement on Form S-8 (File No. 33-44754).


                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 27, 1996

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 11-K, into the Company's previously filed registration Statement on Form S-8 (File No. 33-44754).


ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 27, 1996

                                                   Central Maine Power Company

                                                      Form 11-K - Year 1995

                           Central Maine Power Company

                      Employee Savings and Investment Plan

                               For Union Employees

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Central Maine Power Company Employee
                                     Savings and Investment Plan for Union
                                     Employees
                                                (Name of Plan)


Date:  June 28, 1996
                                     D. E. Marsh, Vice President, Corporate
                                     Services, Treasurer and Chief Financial
                                     Officer, Member, Employee Savings and
                                     Investment Plan Committee, Central Maine
                                     Power Company